Exhibit 23.2

Consent of Registered Public Accounting Firm

The Board of Directors

FPB Bancorp, Inc.

Port St. Lucie, Florida:

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2005 with respect to the consolidated financial statements of FPB Bancorp, Inc., at December 31, 2004 and 2003 and for the years then ended included in the Registration Statement on Form SB-2 and related Prospectus of FPB Bancorp, Inc. filed pursuant to the Securities and Exchange Commission Rule 462(b) and General Instruction C, in connection with the registration of additional shares of common stock.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

May 26, 2005